UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 19, 2009
Avatar Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-07395	23-1739078

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Alhambra Circle,
Coral Gables, Florida	33134

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 1-305-442-7000
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Avatar Holdings Inc. (Company) is filing this Current Report on Form 8-K (Report) to reflect the restrospective application of the Financial Accounting Standards Board (FASB) Staff Position (FSP) Accounting Principles Board (APB) No. 14-1, “Accounting for Convertible Debt Instruments that May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (FSP No. 14-1).
FSP No. 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement of the conversion option. FSP No. 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate. FSP No. 14-1 requires bifurcation of the instrument into a debt component that is initially recorded at fair value and an equity component. The difference between the fair value of the debt component and the initial proceeds from issuance of the instrument is recorded as a component of equity. In addition, transaction costs incurred directly related to the issuance of convertible debt instruments are allocated to the liability and equity components in proportion to the allocation of proceeds and accounted for as debt issuance costs and equity issuance costs, respectively. The excess of the principal amount of the liability component over its carrying amount and the debt issuance costs are amortized to interest cost using the interest method over the expected life of a similar liability that does not have an associated equity component. The equity component is not subsequently re-valued as long as it continues to qualify for equity treatment. FSP No. 14-1 must be applied retrospectively to previously issued convertible instruments that may be settled in cash, as well as prospectively to newly issued instruments. FSP No. 14-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. This FSP was effective beginning January 1, 2009 for us.
On March 30, 2004, we issued $120,000,000 aggregate principal amount of 4.50% Convertible Senior Notes due 2024 (the 4.50% Notes). Each $1,000 in principal amount of the 4.50% Notes is convertible, at the option of the holder, at a conversion price of $52.63, or 19.0006 shares of our common stock. In lieu of delivery of shares of our common stock upon conversion, we have the right to deliver cash or common stock or a combination thereof, at our option. The 4.50% Notes are subject to the provisions of FSP No. 14-1.
Upon adoption of FSP No. 14-1, we determined that the fair value of the debt component of the 4.50% Notes at the time of issuance in 2004 was $101,400,000. The fair value of the debt component was calculated using a market interest rate of 7.5% for similar debt without a conversion option and a maturity date of April 1, 2011 (which is the first date that holders of the 4.50% Notes can require us to repurchase the 4.50% Notes). The difference between the $120,000,000 principal amount of the 4.50% Notes and the fair value amount of $101,400,000 was the discount amount of $18,600,000. this discount was treated as a reduction in the carrying amount of the 4.50% Notes and a corresponding increase in Additional Paid-In Capital. The discount as well as the related debt issuance costs (which are classified as Prepaid Expenses) have been amortized from the issuance date in 2004 through April 1, 2011. These adjustments resulted in the retrospective modification of various balance sheet line items for the periods December 31, 2004 through December 31, 2008, including Prepaid Expenses and Other Assets and Notes, Mortgage Notes and Other Debt (Corporate). The amortization of the discount and debt issuance costs pursuant to FSP No. 14-1 resulted in the increase in interest expense incurred, causing an increase in the carrying values of Land and Other Inventories and the Poinciana Parkway due to additional capitalized interest expense in accordance with SFAS No. 34, “Capitalization of Interest Cost”. Furthermore, for all periods presented the statements of operations are required to be recast to reflect an increase in Real Estate Expenses due to additional capitalized interest from the adoption of FSP No. 14-1 which is expensed as cost of sales as well as additional interest expense that was not eligible for capitalization. For all periodic filings, we are required to recast our consolidated financial statements as a result of the adoption of this accounting pronouncement.
On January 1, 2009, we adopted FSP No. 14-1. Our quarterly reports on Form 10-Q for the quarter ended March 31, 2009 and the quarter ended June 30, 2009, reflect the adjustments required by FSP No. 14-1. This Report is being filed to reflect historical consolidated financial statements included in Part II, Item 8 — “Financial Statements and Supplementary Data” and Part IV, Item 15 (a) (2) — “Schedule II — Valuation and Qualifying Accounts”, which have been retrospectively adjusted to reflect adoption of FSP No. 14-1 and are attached to this Report as Exhibit 99.3 (including a description of FSP No. 14-1 and the impact of the adoption on the historical consolidated financial statements of the Company as disclosed in new Note A1 to the Company’s historical consolidated financial statements). Additionally, the disclosures in the following items of the 2008 Form 10-K also have been updated to reflect the retrospective adoption of FSP No. 14-1: Part II, Item 6 — “Selected Financial Data” (Exhibit 99.1) and Part II, Item 7 - “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (Exhibit 99.2).
Neither this Report nor the exhibits attached to this Report reflect any events or developments occurring after August 10, 2009, the date of filing of our Form 10-Q for the quarter ended June 30, 2009. Except as described above the Company has not modified or updated any disclosures in the 2008 Form 10-K that may have been affected by subsequent events or developments. Accordingly, this Report should be read in conjunction with the 2008 Form 10-K and the Company’s filings with the SEC subsequent to the filing of the Form 10-Q for the quarter ended June 30, 2009.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

23.1:	Consent of Independent Registered Public Accounting Firm

99.1:	Part II, Item 6 — Selected Financial Data

99.2:	Part II, Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations

99.3:	Part II, Item 8 — Financial Statements and Supplementary Data and Part IV, Item 15 (a) (2) - Schedule II — Valuation and Qualifying Accounts